Filed Pursuant to Rule 433
Dated August 4, 2015
Registration Statement No. 333-196003

3M Company
Medium-Term Notes, Series F
$450,000,000 1.375% Notes due 2018

$500,000,000 2.000% Notes due 2020
$550,000,000 3.000% Notes due 2025

Summary of Terms

1.375% Notes due 2018

Issuer:	3M Company

Expected Ratings*:	Aa3 (Negative) / AA- (Stable) (Moody’s / S&P)

Security Description:	SEC-Registered 3-year Fixed Rate Notes

Principal Amount:	$450,000,000

Trade Date:	August 4, 2015

Settlement Date:	August 7, 2015 (T+3)

Maturity Date:	August 7, 2018

Coupon:	1.375% per annum

Interest Payment Dates:	Payable semi-annually on the 7th day of February and August, beginning February 7, 2016

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Basis:	30/360

Benchmark Treasury:	0.875% due July 2018

Benchmark Treasury Yield:	1.056%

Re-offer Spread to Benchmark:	T + 38 bps

Re-offer Yield:	1.436%

Price to Public:	99.822%

Gross Proceeds:	$449,199,000

CUSIP / ISIN:	88579YAP6 / US88579YAP60

Minimum Denominations:	$2,000 by $1,000

Redemption:	Yes, Optional Make-Whole Redemption as provided in Annex 1 hereto

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	C.L. King & Associates, Inc. Drexel Hamilton, LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

Annex 1

for

1.375% Notes due 2018

The 1.375% Notes due 2018 will be redeemable at any time, in whole or from time to time in part, at our option at a redemption price equal to the greater of

•                  100% of the principal amount of the 1.375% Notes due 2018 to be redeemed, and

•                  as determined by the quotation agent (as defined below), the sum of the present values of the remaining scheduled payments of principal of and interest on the 1.375% Notes due 2018 to be redeemed (not including any interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the treasury rate (defined below) plus 7 basis points plus, in either case, accrued and unpaid interest on the 1.375% Notes due 2018 to the redemption date.

“Treasury rate” means, with respect to any redemption date, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price of the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date.

“Comparable treasury issue” means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the1.375% Notes due 2018 to be redeemed that would be utilized, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 1.375% Notes due 2018.

“Comparable treasury price” means, with respect to any redemption date, (i) the average of at least three reference treasury dealer quotations for that redemption date, after excluding the highest and lowest of five or more reference treasury dealer quotations, or (ii) if the Trustee obtains fewer than five reference dealer quotations, the average of all reference treasury dealer quotations so obtained.

“Quotation agent” means the reference treasury dealer appointed by the Issuer.

“Reference treasury dealer” means (i) each of Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; however, if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), the Issuer will substitute another primary treasury dealer; and (ii) any other primary treasury dealer(s) selected by the Issuer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

In the case of a partial redemption, selection of the 1.375% Notes due 2018 for redemption will be made pro rata, if commercially practicable in accordance with the procedures of DTC or the relevant depositary, and if not, then by lot or such other method as required in accordance with the procedures of DTC or the relevant depositary. 1.375% Notes due 2018 will be redeemed in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the 1.375% Notes due 2018 to be redeemed at its registered address. If any 1.375% Notes due 2018 are to be redeemed in part only, the notice of redemption that relates to the 1.375% Notes due 2018 will state the portion of the 1.375% Notes due 2018 to be redeemed. New 1.375% Notes due 2018 in principal amounts of at least $2,000 equal to the unredeemed portion of the 1.375% Notes due 2018 will be issued in the name of the holder of the 1.375% Notes due 2018 upon surrender for cancellation of the original 1.375% Notes due 2018. Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 1.375% Notes due 2018or the portions of the 1.375% Notes due 2018 called for redemption.

2.000% Notes due 2020

Issuer:	3M Company

Expected Ratings*:	Aa3 (Negative) / AA- (Stable) (Moody’s / S&P)

Security Description:	SEC-Registered 5-year Fixed Rate Notes

Principal Amount:	$500,000,000

Trade Date:	August 4, 2015

Settlement Date:	August 7, 2015 (T+3)

Maturity Date:	August 7, 2020

Coupon:	2.000% per annum

Interest Payment Dates:	Payable semi-annually on the 7th day of February and August, beginning February 7, 2016

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Basis:	30/360

Benchmark Treasury:	1.625% due July 2020

Benchmark Treasury Yield:	1.602%

Re-offer Spread to Benchmark:	T + 52 bps

Re-offer Yield:	2.122%

Price to Public:	99.424%

Gross Proceeds:	$497,120,000

CUSIP / ISIN:	88579YAQ4 / US88579YAQ44

Minimum Denominations:	$2,000 by $1,000

Redemption:	Yes, Optional Make-Whole Redemption as provided in Annex 2 hereto

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	C.L. King & Associates, Inc. Drexel Hamilton, LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

Annex 2

for

2.000% Notes due 2020

The 2.000% Notes due 2020 will be redeemable at any time, in whole or from time to time in part, at our option at a redemption price equal to the greater of

•                  100% of the principal amount of the 2.000% Notes due 2020 to be redeemed, and

•                  as determined by the quotation agent (as defined below), the sum of the present values of the remaining scheduled payments of principal of and interest on the 2.000% Notes due 2020 to be redeemed (not including any interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the treasury rate (defined below) plus 10 basis points plus, in either case, accrued and unpaid interest on the 2.000% Notes due 2020 to the redemption date.

“Treasury rate” means, with respect to any redemption date, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price of the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date.

“Comparable treasury issue” means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the 2.000% Notes due 2020 to be redeemed that would be utilized, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2.000% Notes due 2020.

“Comparable treasury price” means, with respect to any redemption date, (i) the average of at least three reference treasury dealer quotations for that redemption date, after excluding the highest and lowest of five or more reference treasury dealer quotations, or (ii) if the Trustee obtains fewer than five reference dealer quotations, the average of all reference treasury dealer quotations so obtained.

“Quotation agent” means the reference treasury dealer appointed by the Issuer.

“Reference treasury dealer” means (i) each of Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; however, if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), the Issuer will substitute another primary treasury dealer; and (ii) any other primary treasury dealer(s) selected by the Issuer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

In the case of a partial redemption, selection of the 2.000% Notes due 2020  for redemption will be made pro rata, if commercially practicable in accordance with the procedures of DTC or the relevant depositary,  and if not, then by lot or such other method as required in accordance with the procedures of DTC or the relevant depositary. 2.000% Notes due 2020 will be redeemed in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the 2.000% Notes due 2020  to be redeemed at its registered address. If any 2.000% Notes due 2020 are to be redeemed in part only, the notice of redemption that relates to the 2.000% Notes due 2020 will state the portion of the 2.000% Notes due 2020 to be redeemed. New 2.000% Notes due 2020 in principal amounts of at least $2,000 equal to the unredeemed portion of the 2.000% Notes due 2020 will be issued in the name of the holder of the 2.000% Notes due 2020  upon surrender for cancellation of the original 2.000% Notes due 2020. Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 2.000% Notes due 2020 or the portions of the 2.000% Notes due 2020 called for redemption.

3.000% Notes due 2025

Issuer:	3M Company

Expected Ratings*:	Aa3 (Negative) / AA- (Stable) (Moody’s / S&P)

Security Description:	SEC-Registered 10-year Fixed Rate Notes

Principal Amount:	$550,000,000

Trade Date:	August 4, 2015

Settlement Date:	August 7, 2015 (T+3)

Maturity Date:	August 7, 2025

Coupon:	3.000% per annum

Interest Payment Dates:	Payable semi-annually on the 7th day of February and August, beginning February 7, 2016

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Basis:	30/360

Benchmark Treasury:	2.125% due May 2025

Benchmark Treasury Yield:	2.225%

Re-offer Spread to Benchmark:	T + 82 bps

Re-offer Yield:	3.045%

Price to Public:	99.615%

Gross Proceeds:	$547,882,500

CUSIP / ISIN:	88579YAR2 / US88579YAR27

Minimum Denominations:	$2,000 by $1,000

Redemption:	Yes, Optional Make-Whole Redemption as provided in Annex 3 hereto

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	C.L. King & Associates, Inc. Drexel Hamilton, LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

Annex 3

for

3.000% Notes due 2025

The 3.000% Notes due 2025 will be redeemable at any time, in whole or from time to time in part, at our option at a redemption price equal to the greater of

•                  100% of the principal amount of the 3.000% Notes due 2025 to be redeemed, and

•                  as determined by the quotation agent (as defined below), the sum of the present values of the remaining scheduled payments of principal of and interest on the 3.000% Notes due 2025 to be redeemed (not including any interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the treasury rate (defined below) plus 15 basis points plus, in either case, accrued and unpaid interest on the 3.000% Notes due 2025 to the redemption date.

“Treasury rate” means, with respect to any redemption date, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price of the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date.

“Comparable treasury issue” means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the 3.000% Notes due 2025 to be redeemed that would be utilized, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 3.000% Notes due 2025.

“Comparable treasury price” means, with respect to any redemption date, (i) the average of at least three reference treasury dealer quotations for that redemption date, after excluding the highest and lowest of five or more reference treasury dealer quotations, or (ii) if the Trustee obtains fewer than five reference dealer quotations, the average of all reference treasury dealer quotations so obtained.

“Quotation agent” means the reference treasury dealer appointed by the Issuer.

“Reference treasury dealer” means (i) each of Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; however, if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), the Issuer will substitute another primary treasury dealer; and (ii) any other primary treasury dealer(s) selected by the Issuer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

In the case of a partial redemption, selection of the 3.000% Notes due 2025 for redemption will be made pro rata, if commercially practicable in accordance with the procedures of DTC or the relevant depositary,  and if not, then by lot or such other method as required in accordance with the procedures of DTC or the relevant depositary. 3.000% Notes due 2025 will be redeemed in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the 3.000% Notes due 2025 to be redeemed at its registered address. If any 3.000% Notes due 2025 are to be redeemed in part only, the notice of redemption that relates to the 3.000% Notes due 2025 will state the portion of the 3.000% Notes due 2025 to be redeemed. New 3.000% Notes due 2025 in principal amounts of at least $2,000 equal to the unredeemed portion of the 3.000% Notes due 2025 will be issued in the name of the holder of the 3.000% Notes due 2025 upon surrender for cancellation of the original 3.000% Notes due 2025. Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 3.000% Notes due 2025 or the portions of the 3.000% Notes due 2025 called for redemption.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.